Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-214037 on Form S-3 of our report dated February 26, 2016, relating to financial statements of Caesars Acquisition Company (“CAC”) (which report expressed an unqualified opinion and included explanatory paragraphs relating to (1) CAC being a defendant in litigation related to certain transactions with related parties and (2) CAC and Caesars Entertainment Corporation entering into an Agreement and Plan of Merger, pursuant to which, among other things, CAC plans to merge with and into Caesars Entertainment Corporation, with Caesars Entertainment Corporation as the surviving company), appearing in the Annual Report on Form 10-K of CAC for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Preliminary Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

October 31, 2016